CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Main Street Mid Cap Fund:

We consent to the use of our report dated August 12, 2016, with respect to the financial statements and financial highlights of Oppenheimer Main Street Mid Cap Fund as of June 30, 2016, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

                                               KPMG LLP

                                               /s/ KPMG LLP__

Denver, Colorado

August 24, 2016